EXHIBIT 4.2

                             MODIFICATION AGREEMENT

      This MODIFICATION AGREEMENT (the "Agreement") is made as of May 21, 2002, by and between SALES ONLINE DIRECT, INC., a Delaware corporation (the "Corporation") and AUGUSTINE FUND, L.P. (the "Lender").

                                   WITNESSETH

      R. 1. On November 7, 2001 (the "Transaction Date"), the Corporation and the Lender entered into a Loan Agreement (the "Loan Agreement") pursuant to which the Lender agreed to extend loans up to $1,000,000 in the form of a Convertible Promissory Note (the "Note"). The Note is convertible into shares of the Corporation's common stock, par value $.001 per share (the "Common Stock").

      R.2. In connection with the issuance of the Note, the Corporation and the Lender executed a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Corporation agreed to file with the Securities and Exchange Commission (the "Commission") within 180 days after the closing date (the "Filing Date") a registration statement for the resale of the shares of Common Stock issuable upon the conversion of the Note (the Loan Agreement, the Note, and the Registration Rights Agreement are collectively referred to herein as the "Transaction Documents"). The Registration Rights Agreement further provides that the Registration Statement shall be declared effective by the Commission within 240 days following the Closing Date (the "Effectiveness Date") and if such Registration Statement is not filed by the Filing Date or declared effective by the Effectiveness Date, the conversion price for conversion of principal and interest into shares shall decrease monthly by two percent (2%).

      R.3. On March 24, 2002, the Corporation and Lender agreed to amend the Loan Agreement, the Note, and the Registration Rights Agreement in the manner and subject to the terms and conditions set forth herein, and to enter into a Third Amended Modification Agreement, dated of even date herewith.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Lender hereby agree as follows:

      1. Recitals; Definitions. The recitals set forth above are true and correct in every respect and are incorporated herein by reference. Any capitalized terms contained herein not defined herein shall have the meaning assigned to such term in the Loan Agreement, or if not defined in the Loan Agreement, in the Note, or if not defined in the Loan Agreement or Note, in the Registration Rights Agreement.

      2. Amendments to Loan Agreement. The following amendments are hereby made to the Loan Agreement:

      (a) All references in the Note to "One Million Dollars" or "$1,000,000" are hereby amended to be "Two Million Dollars" or "$2,000,000."

      (b) The fifth sentence of Section 2.2 shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "Draw Requests shall be in the form of Exhibit D, be sent at least seven (7) calendar days (although the Corporation shall use its best efforts to send such Draw Request thirty (30) calendar days) prior to the date that the requested funds are to be sent to the Corporation and include a detailed description of the specific bona fide operating expenses that the Corporation intends to pay with the requested funds."

      (c) The first and second sentence of Section 2.3(b) shall be deleted in their entirety, and in lieu thereof, shall state as follows:

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            "The interest payable to the Lender for any given period shall be paid, at the Corporation's election, either in cash or in shares of Common Stock (such shares being referred to as "Interest Payment Shares"), which election may be made notwithstanding any prior practice or prior election."

      (d) The first sentence to Section 2.3(c) shall be deleted in its entirety, and in lieu thereof, shall be replaced with the following:

            "Notwithstanding anything to the contrary set forth herein, in no event shall the Lender be entitled to receive Interest Payment Shares in lieu of a cash interest payment if, upon giving effect to such issuance, such payment would cause the aggregate number of shares of Common Stock beneficially owned by the Lender and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such issuance. To the extent, but only to the extent that the receipt of Interest Shares would cause the Lender's beneficial ownership of shares of Common Stock to exceed 4.99% of the outstanding shares of Common Stock, the Corporation may delay the issuance of such Interest Payment Shares until such time as the Lender requests them to be issued. In such event, the unpaid interest shall not accrue additional interest and shall not constitute an Event of Default by the Corporation. The Corporation shall not be required to make that portion of the interest payment in cash."

      (e) The first sentence to Section 2.4 shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "The outstanding principal amount of the Loans, and any interest accrued but unpaid with respect to such advance, shall be payable in full on November 7, 2004, or if such day is not a Business Day, on the next business day thereafter. Such maturity date may be extended to November 7, 2005 upon delivery of written notice by either party to the other party no later than 3 business days after November 3, 2004. The maturity with respect to any advance made after November 7, 2002 shall be the later of November 7, 2005 or the second anniversary of the date of such advance."

      (f) The first sentence to Section 2.5 shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "The Corporation may, at its option, prepay the Notes in whole or in part at any time by wire transfer, certified check, or by other mutually agreeable form of payment, provided that the Corporation shall give the Lender written notice thereof not less than thirty (30) days prior to the date fixed for such prepayment in such notice. Unless the Lender gives its prior written consent, the funds for any prepayment may not be advanced, guaranteed or arranged by any entity that is involved in a Reorganization of the Corporation, as defined in Section 5 of the Note, within ninety
      (90) days after such prepayment."

      3. Amendments to Note. The following amendments are hereby made to the
Note:

      (a) All references in the Note to "One Million Dollars" or "$1,000,000" are hereby amended to be "Two Million Dollars" or "$2,000,000."

      (b) The second sentence of first paragraph of the Note shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "Subject to certain mandatory prepayment requirements and other terms and conditions with respect to prepayment, the Principal Sum and all accrued and unpaid interest shall be payable in full on November 7, 2004 (the "Maturity Date"), provided that the Maturity Date with respect to all or part of the remaining principal may be extended to November 7, 2005 upon delivery of written notice by either party to the other party no later than 3 business days after November 3, 2004. The maturity with respect to any advance made after November 7, 2002 shall be the later of November 7, 2005 or the second anniversary of the date of such advance."

      (c) The third sentence of the third paragraph of the Note shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "The interest payable to the holder of this Note for any given period shall be paid, at the Corporation's election, either in cash or in shares of Common Stock of the Corporation, as set forth in the Loan Agreement, which election may be made notwithstanding any prior practice or election by the Corporation. The Corporation shall make such election by the 10th day of the month following the end of the quarter for which the interest was due. Failure to make such election within such time period shall be deemed an election to pay the interest in shares. Interest shares shall be issued within 21 days after the end of the relevant quarter."

      (d) The sixth paragraph of the Note shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "All cash payments on or in respect of this Note shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by wire transfer pursuant to written wire transfer instructions given to the Corporation by the holder hereof from time to time, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Corporation in writing pursuant to the provisions of the loan Agreement. Subject to the limitation set forth below, at any time that the Principal Sum or Advance is payable in full, the Corporation may pay at its election such Principal Sum and interest either in cash or in the form of Common Stock of the Corporation, provided that if the Corporation elects to pay the Principal Sum in the form of Common Stock of the Corporation, such payment is made at the Conversion Price set forth below. Notwithstanding anything herein to the contrary, the Conversion Price on any Maturity Date or any extension thereof, shall be based on the average of the ninety (90) consecutive trading days immediately preceding such Maturity Date or any extension thereof, except that if the Maturity Date is November 7, 2005, the Conversion Price shall be based on the average of the thirty (30) consecutive trading days immediately preceding such final maturity date."

      (e) The first sentence of the first paragraph of Section 2 under the heading "Conversion Rights and Procedures" shall be deleted in its entirety, and in lieu thereof, shall state as follows:

            "The number of shares issuable upon conversion of all or a portion of the principal outstanding under this Note at any time shall be determined by dividing the amount of principal to be converted by the Conversion Price, where the Conversion Price equals the lesser of (x) $0.25 or (y) 73% (the "Conversion Percentage") of the average of the five
      (5) Closing Bid Prices for the Common Stock for the five (5) consecutive trading days immediately preceding the Conversion Date (as herein defined), as reported on the National Association of Securities Dealers OTC Bulletin Board Market (or on such other national securities exchange or market as the Common Stock may trade at such time); notwithstanding anything in this paragraph to the contrary, if the registration statement covering the resale of the shares of Common Stock issuable upon conversion of this Note has not been declared effective by the Effectiveness Date, as defined in the Registration Rights Agreement of even date herewith by and between the Corporation and Lender (the "Due Date"), then upon written notice by the Lender to the Corporation the Conversion Percentage shall decrease by two percent (2%) for each month (that is, each thirty (30) day period after the Due Date, beginning on the 30th day after the Due Date) or partial month in which the said registration statement has not been declared, or does not remain, effective."

      4. Amendments of the Registration Rights Agreement. The following amendments are hereby made to the Registration Rights Agreement:

      (a) In Section 1 of the Registration Rights Agreement, captioned Definitions, the definition "Effectiveness Date" is hereby amended and hereafter the Effectiveness Date means "60 days after the Filing Date" and the definition captioned "Filing Date" is hereby amended and hereafter the Filing Date means "that date selected by the Holder, provided that the Holder give no less than sixty (60) days prior written notice to the Corporation of such date."

      (b) The first sentence of Section 4 of the Registration Rights Agreement shall be deleted in its entirety, and in lieu thereof, shall state as follows:

                  "All fees and expenses incident to the filing of the
            Registration Statement contemplated by this Agreement and actions necessary to obtain effectiveness by the Securities and Exchange Commission of such Registration Statement shall be borne equally by the Company and the Holder whether or not any Registrable Securities are sold pursuant to the Registration Statement. Prior to incurring any such expenses, the Company shall provide to the Holder a good faith estimate of the fees and expenses expected to be incurred. If the Holder selects a Filing Date prior to April 10, 2003, the Holder shall pay all of the Company's fees and expenses incident to the filing referred to above. If the Company files a registration statement as a result of the Holder giving notice pursuant to
            Section 1 above, the Holder's obligation to pay some or all of the Company's fees and expenses incident to the filing is not affected by any other person invoking its piggyback registration rights and having its securities included in the same registration statement as the Holder. Notwithstanding the foregoing, if a Registration Statement is to be filed by the Company other than as a result of the Holder invoking its demand registration rights under this Agreement and the Holder's securities are entitled to be included as a result of the Holder's piggyback registration rights, the Holder shall have no obligation to pay any of the fees and expenses with respect to such registration statement."

      5. Not a Novation. The Corporation and the Lender each ratifies and confirms all of its liabilities and obligations under the Transaction Documents and agrees that, except as expressly modified by this Agreement, the Transaction Documents continue in full force and effect. The Corporation and the Lender agree that this Agreement shall not be construed as an agreement to extinguish the Corporation's or Lender's original obligations under the Note and other Transaction Documents and shall not constitute a novation as to the obligations of the Corporation or Lender under the Note.

      6. Registration Rights Agreement and Note. The term "Loan Agreement" shall hereinafter mean the Loan Agreement dated the Transaction Date, as amended and modified by this Agreement. The term "Registration Rights Agreement" shall hereinafter mean the Registration Rights Agreement dated the Transaction Date, as amended and modified by this Agreement. The term "Note" shall hereinafter mean the Convertible Promissory Note dated the Transaction Date, as amended and modified by this Agreement.

      7. Amendment. The Transaction Documents may not be further amended, altered or extended without, in each instance, the prior written consent of the parties. Each of the parties hereto shall pay their own costs associated with this Agreement, or any amendment thereto.

      8. No Shorting. As a material inducement for the Corporation to enter into this Agreement, the Lender represents that is has not as of the date hereof, and covenants on behalf of itself and its affiliates that neither Lender nor any affiliate of Lender will at any time in which Lender or any affiliates of Lender beneficially owns any shares of Common Stock of the Corporation, engage in any short sales of, or hedging or arbitrage transactions with respect to, the Common Stock, or buy "put" options or similar instruments with respect to the Common Stock. The Corporation acknowledges that a sale of shares on the same date as a Conversion Notice is delivered to the Corporation with respect to such shares is not a "short sale" for purposes of this Paragraph 8.

      9. Volume Limitations. The Lender covenants that upon full or partial conversion of the Note, unless the Corporation agrees otherwise in advance, the Lender will not sell more shares of Common Stock of the Corporation in any one trading day than the greater of (x) ten percent (10%) of the current trading day's total share volume or (y) ten percent (10%) of the previous trading day's total share volume. In addition, unless the Corporation agrees otherwise in advance, the Lender may only sell such shares between the hours of 10:00 a.m. and 3:30 p.m. eastern standard time. The Lender shall trade through a brokerage firm mutually acceptable to the Lender and the Corporation. In the event that the Lender desires to replace its broker, the new broker shall be selected from a list pre-approved by the Lender and the Corporation, the Lender shall give the Corporation at least forty-eight (48) hours notice of such change, which notice shall include the reasons for the change. In the event of any change of the initial broker mutually selected by the Corporation and the Lender, the Lender shall cause the replacement broker to mail duplicate confirmations of sales to the Corporation.

      10. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one Agreement.

      11. Successors and Assigns. Whenever used herein, the words "Corporation" and "Lender" shall be deemed to include their respective successors and assigns. All words used herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the identity of the person or entity or the context may require.

      12. Other Agreements. This document shall be executed simultaneously with
(a) a Third Amended Modification Agreement related to a Securities Purchase Agreement, Series A 8% Convertible Note, and Registration Rights Agreement, each dated March 23, 2000, by and between Lender and Corporation, and (b) the Loan Agreement dated as of May 21, 2002 by and between Buyer and the Company. Each of the documents referenced in (a) and (b) above shall become effective upon execution of all of such referenced documents.

      13. Termination. This Agreement shall not terminate unless and until Lender represents in writing that it has no further rights to obtain Common Stock of the Corporation under any agreement, or to convert any outstanding indebtedness into shares of Common Stock of the Corporation, and until Lender does not beneficially own any shares of Common Stock of the Corporation.

      IN WITNESS WHEREOF the Corporation and the Lender have caused this Agreement to be executed under seal as of the date first above written.

                                      SALES ONLINE DIRECT, INC.


                                      By:  /s/ Gregory Rotman
                                            Gregory P. Rotman, Chief Executive
                                                          Officer


                                      AUGUSTINE FUND, L.P.

                                      By:  Augustine Capital Management, LLC
                                                  General Partner


                                      By:  /s/ Thomas F. Duszynski